Exhibit 99.1

To Our Shareholders:

Lightbridge is a nuclear fuel technology company with a business model based on licensing our innovative nuclear fuel designs to companies that fabricate nuclear fuel and sell it to utilities that operate reactors. The economic and safety benefits of our fuel have drawn strong interest and support from utilities that generate about 50% of the nuclear power in the United States. With a recent public disclosure by the U.S. Nuclear Regulatory Commission (NRC) of a formal expression of interest in our metallic fuel from four major U.S. utilities, we are in the strongest position we have ever been in to bring our fuel to market, with the first lead test assemblies operating in commercial reactors as early as in 2020.

Our Progress and Timeline

Over the past year, Lightbridge has achieved several seminal milestones toward deploying our innovative nuclear fuel design in commercial power reactors. The company is on track to realize high-margin revenue streams from technology licensing fees or other commercial arrangements in a growing, global market for nuclear fuel estimated at $25 billion per year.

Our present fuel development and commercialization efforts are primarily focused on four major goals:

1.	Patent protection: ensure that the intellectual property, which is our greatest asset, is well protected in key domestic and foreign markets;

2.	Fuel sample fabrication: produce physical samples of our nuclear fuel that can be used in a reactor;

3.

Fuel sample irradiation: irradiate those nuclear fuel samples in a research reactor under prototypical commercial reactor operating conditions to generate data necessary for regulatory licensing by the NRC of lead test assemblies with our fuel for operation in commercial power reactors;

4.

Interest from nuclear utilities: secure interest from end users in our metallic fuel and obtain regulatory approval from the NRC for deployment of our fuel in one or more U.S. operating power reactors.

Significant achievements in all four areas over the past year have put Lightbridge in the strongest position we have ever been in. In the first area, the key patent covering our metallic fuel rod and fuel assembly design was issued in the United States on February 26, 2014. Since then Lightbridge has also been granted patents in Australia and South Korea. These patent grants have significantly strengthened our patent portfolio. We expect additional patent issuances in other key countries during the next 12 to 24 months.

In the second area, on October 20, 2014, we announced an Initial Cooperation Agreement with Canadian Nuclear Laboratories (CNL) to produce our nuclear fuel samples. We are currently finalizing a comprehensive nuclear services agreement (CNSA) with CNL for manufacture of the fuel samples that we expect to sign soon.

The first major deliverable under the CNSA will be a fuel sample fabrication plan that we expect will be completed later this year, with actual manufacturing of nuclear fuel samples expected to be completed in late 2016.

In the third area, we are negotiating a long-term umbrella agreement with the Institute for Energy Technology for irradiation of the fuel samples under prototypic commercial reactor operating conditions in its research reactor in Halden, Norway, as well as post irradiation examination at Halden and Studsvik nuclear research facilities in Sweden. Irradiation of our fuel samples at Halden is expected to begin in the first quarter of 2017.

In the fourth area, we were pleased to report that we successfully achieved almost a year sooner than expected the most pivotal milestone yet on our path to commercial deployment of our patented metallic fuel technology. On May 18, 2015 the NRC made public on its website a letter from four nuclear utilities formally expressing interest in Lightbridge fuel in order to assist the NRC in preparing to review the fuel design for regulatory licensing purposes, citing opportunities for this fuel product to "significantly improve safety and fuel cycle economics" of nuclear power plants. The NRC relies on communications from U.S. utilities to adjust Commission staffing levels and budgets in anticipation of regulatory review of licensing applications. These four utilities continue to advise Lightbridge on our nuclear fuel program, recently expanding their support to include expert technical advice in the area of NRC regulatory licensing activities. We expect to restart our discussions with the NRC later this year in preparation for regulatory licensing approval of lead test assembly operation with our metallic fuel in commercial reactors in the United States in the 2020-2021 timeframe.

In addition to these four major fuel development and commercialization efforts, we have been meeting with large companies that fabricate nuclear fuel for the global market. We have planned to have a teaming agreement in place with one of these companies in 2017-2018 but current progress may lead to such an arrangement sooner than that.

Finally, over the past six months we have undertaken a major cost-cutting initiative aimed at significantly reducing corporate overhead and reallocating that capital into our fuel research and development activities that are expected to increase over the next two years. Among the cuts were reductions in domestic and international staffs and the closing of our Moscow office. We also reduced cash compensation and replaced it with equity compensation. We believe these initiatives underscore the alignment of our interests with shareholders.

Improved Economics and Safety
Value in the nuclear power industry flows from revenues utilities generate from selling electricity from reactors. Utilities urgently are seeking to improve the economics of nuclear power generation in the face of lower energy prices as well as improve reactor safety. Other companies are trying to address these issues by designing new types of reactors. We believe those efforts will require billions of dollars and will take decades for research, development, regulatory licensing, and commercial deployment of completely new reactor fleets. Instead of throwing out the baby (the current types of reactors) with the bath water (the nuclear fuel), Lightbridge has invented new nuclear fuel to dramatically improve the economics and safety of the current types of reactors. Our fuel is being designed to work in almost all of the operating reactors around the world and almost all of those under construction, on order, or planned. Lightbridge owns the intellectual property to the fuel design and the process to manufacture the fuel.

Climate Change
In July 2015, climate scientists will gather in Paris to present their latest research relating to climate change. In December 2015, world leaders will meet in Paris to negotiate and announce steps to reduce emissions of greenhouse gasses. Given projected massive increases in electricity needed around the world in the coming decades, we believe the only realistic way to achieve these reduction targets will be by a large increase in nuclear power generation. Other non-emitting sources, such as solar or wind, cannot provide baseload power generation on a 24/7 basis. We believe Lightbridge nuclear fuel will help enable nuclear power to make a meaningful contribution to preventing severe climate change. We look forward to keeping you apprised of developments as we bring Lightbridge fuel to market.

Very truly yours,

/s/Seth Grae
Seth Grae
President & CEO